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                                                                   Exhibit 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated March 17, 2003, except for Note 10, "Changes in Capitalization", as to which the date is September 10, 2003, in Amendment No. 2 to the Registration Statement (Form S-1) and related Prospectus of CancerVax Corporation expected to be filed on or about September 16, 2003.

                                        Ernst & Young LLP


San Diego, California

The foregoing consent is in the form that will be signed upon approval by the stockholders of the 1-for-4.4 reverse stock split of the Company's Common Stock, which is described in Note 10 to the consolidated financial statements.

                                        /s/ Ernst & Young LLP

San Diego, California
September 12, 2003